Exhibit 3.1

AMENDMENT NO. 1

TO THE

BY-LAWS

OF

UNIGENE LABORATORIES, INC.

(a Delaware corporation)

WHEREAS, the Board of Directors (the “Board”) of Unigene Laboratories, Inc. (the “Corporation”) desires to amend the By-Laws (the “By-Laws”) of the Corporation, in accordance with Article VII of the By-Laws, effective as of September 5, 2012.

NOW, THEREFORE:

1.          Article IV, Section 4 of the By-Laws be and hereby is amended and restated to read in its entirety as set forth below.

“SECTION 4. CHIEF EXECUTIVE OFFICER.  The Chief Executive Officer of the corporation shall have the general powers and duties of supervision and management usually vested in the office of chief executive officer of a corporation, subject to the direction of the Board of Directors.  He shall preside at all meetings of the stockholders if present thereat, and in the absence or non-election of the Chairman of the Board of Directors, at all meetings of the Board of Directors, and shall have general supervision, direction and control of the business of the corporation.  Except as the Board of Directors shall authorize the execution thereof in some other manner, he shall execute bonds, mortgages, and other contracts on behalf of the corporation, and shall cause the seal to be affixed to any instrument requiring it and when so affixed the seal shall be attested by the signature of the Secretary or the Treasurer or an Assistant Secretary or an Assistant Treasurer.”

2.          All references to the office of “President” in the By-Laws are hereby deleted in its entirety and replaced with  references to the office of “Chief Executive Officer”.

3.          Capitalized Terms; All Other Provisions of the By-Laws Remain the Same.  All capitalized terms not defined in this Amendment No. 1 to the By-Laws (this “Amendment”) shall be defined as set forth in the By-Laws.   Except as expressly provided in this Amendment, all other terms, conditions and obligations contained in the By-Laws shall remain unchanged and in full force and effect.

To record the adoption of this Amendment by the Board effective September 5, 2012, the Corporation has caused its authorized officer to execute the same.

UNIGENE LABORATORIES, INC. By: /s/ Gregory T. Mayes Name: Gregory T. Mayes Title: Secretary